Exhibit 99.1
Contact:    Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2015 Third Quarter Financial Results

ALICE, Texas (November 12, 2015) -- Forbes Energy Services Ltd. (NASDAQ: FES) announced financial and operating results for the three months ended September 30, 2015.

Selected financial information for the quarter ended September 30, 2015:

•	Consolidated revenues were $55.6 million for the third quarter of 2015, compared to $62.8 million for the second quarter of 2015.

•	Gross profit decreased to $9.9 million, or 17.8% of revenues, in the third quarter of 2015, compared to $15.7 million, or 25.0% of revenues, in the second quarter of 2015.

•
GAAP net loss attributable to common shareholders was $13.7 million, or $0.62 per diluted share, for the third quarter of 2015, compared to net loss attributable to common shareholders of $8.9 million, or $0.41 per diluted share, for the second quarter of 2015.

•	Adjusted EBITDA totaled $2.7 million in the third quarter of 2015, compared to $7.4 million in the second quarter of 2015.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) before interest, taxes, depreciation, amortization, and non-cash stock-based compensation. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview
“The disposition of today’s market was clearly evident in this past quarter’s results,” stated John Crisp, president and CEO of Forbes Energy Services. “Weaker customer demand led to less work and severe price cuts in both well servicing and trucking, which had a negative impact on both revenue and margin. We retained most of our existing market share and were able to acquire new customers and projects, and that has helped keep utilization from tapering off more than expected.”

“The fourth quarter is expected to behave consistent with where we are now, and possibly even worse, considering customers’ annual spend should be exhausted this month and weather and holiday-related closures will impact operating hours.”

“We have reduced headcount by approximately 44% since the downturn, stacked equipment, closed or divested of assets, including service locations, and cut spending to offset the loss in revenue. Although the market is in possibly the worst slump since the ‘80s, we believe our financial position is one of strength, considering our liquidity and contained debt structure. We will continue to monitor the company’s health in relation to the state of the market and respond accordingly.”

Results of Operations

Revenues for the Company declined 11.5% from $62.8 million in the second quarter of 2015, to $55.6 million in the current reporting quarter as a result of the continued decline in drilling and completions activity as indicated by rig and well counts.

The weekly average U.S. land rig count fell year over year approximately 56% by end of third quarter, and the Company’s primary state in which it operates – Texas – dropped an additional 3 percentage points over the same period. Permian Basin represented the largest loss, with approximately 60% of a decline year over year. Well counts dropped 55% in Q3 of 2015, compared to the same quarter one year prior, and 7% from second to third quarter of this year, both of which translate to fewer wells drilled and ultimately no completions work.

Lower market demand and the surplus in supply has created a significant imbalance, squeezing utilization and pricing even further in the third quarter. These challenges diluted the Company’s gross margin from 25.0% in the second quarter of 2015, to 17.8% for the third quarter of 2015.

Cost reductions have been achieved in labor, supply chain, non-core expenses, and other areas that support earnings. The Company also has closed and consolidated less strategic operating locations and has deferred other more strategic infrastructure growth. In an ongoing response to the current market conditions, the Company will continue to target cost reduction opportunities, while sustaining the appropriate functions and capacity that will allow the Company to be opportunistic as market conditions improve.

Capital has been limited to critical operations and the absorption of previously leased equipment. Approximately $1.5 million remains in the budget through year end for similar purchases in the 4th quarter.

The Company expects the sector will continue to struggle with pricing and utilization as annual programs come to a close.

Consolidated Results of Operations

Well servicing and fluid logistics hours fell by 10.5% and 13.2%, respectively, between the second and third quarter of 2015. In addition, rates have been reduced in both of the Company’s operating segments. These events have led to decreased revenues reported for the current quarter.

Consolidated direct operating expenses for both segments for the three months ended September 30, 2015, were $45.7 million, compared to $47.1 million in the prior quarter.

Gross profit decreased to $9.9 million, or 17.8% of revenues, in the third quarter of 2015, compared to $15.7 million, or 25.0% of revenues, in the second quarter of 2015. Although there were further cuts in spending and infrastructure, as well as less operating hours, gross profit was impacted by an insurance claim that was settled during the quarter.

Well Servicing Segment

The Well Servicing segment comprised 63.7% of consolidated revenues for the three months ended September 30, 2015. Segment revenues decreased to $35.4 million, compared to $39.0 million in the second quarter of 2015. Pricing and utilization continued to decrease through the nine months ended September 30, 2015 in response to deteriorating market conditions.

Well servicing gross margins decreased to $7.2 million in the third quarter of 2015, from $9.8 million in the second quarter of 2015. As a percentage of revenues, gross margin decreased to 20.4% in the third quarter of 2015, compared to 25.1% in the previous quarter. This decrease was driven by lower utilization and an increase in insurance costs.

The Company recorded approximately 66,897 well service hours for the third quarter of 2015, compared to 74,725 in the second quarter of 2015. Capital expenditures during the third quarter of 2015 were $.7 million, which was for a swab rig that was ordered in 2014 and other service rig components.

At September 30, 2015, Forbes’ Well Servicing segment had a fleet of 173 service rigs, which included 159 workover rigs and 14 swabbing rigs. Also included in the Company’s well servicing operations are nine tubing testing units, six coiled tubing spreads, four electromagnetic scan trucks and related assets and equipment.

Fluid Logistics Segment

The Fluid Logistics segment comprised 36.3% of consolidated revenues for the three months ended September 30, 2015. Revenues for the segment decreased to $20.2 million in the third quarter of 2015, compared to $23.8 million in the previous quarter. This decrease was driven by a 13.2% decline in truck hours and additional pricing erosion.

Third quarter gross profit for the Fluid Logistics segment was $2.7 million, or 13.3% of revenues, compared to $5.9 million, or 24.8% of revenues, in the prior quarter. The decrease in margin percentage was due partially to the lower prices required to operate in this market yet with less utilization, as well as increased insurance expense.

The Company recorded 158,708 truck hours during the third quarter of 2015, compared to 182,898 hours in the second quarter of 2015. Capital expenditures during the third quarter of 2015, totaled $2.0 million, which was primarily for the purchase of specialized vacuum trailers.. The Company’s heavy truck fleet totaled 597 at September 30, 2015, which included 453 vacuum trucks.

Liquidity and Capital Resources

As of September 30, 2015, and November 10, 2015, the Company had $85.5 million and $89.2 million, respectively, in unrestricted cash. Total liquidity, including the remaining availability on the Company’s borrowing revolver, was $138.2 million at third quarter’s end.

Contractual debt totaled $303.2 million, which was comprised of $280 million in senior notes, $8.2 million in notes and/or capital leases on equipment, and $15 million drawn on the Company’s revolving credit facility. An additional $7.6 million in letters of credit remained outstanding against the revolver.

Of the Company’s outstanding contractual debt, $284.0 million was classified as long-term debt and $19.2 million as short-term debt. In addition, the Company has approximately $200 thousand of non-interest bearing short-term equipment vendor financing for well servicing and other equipment included in accounts payable.

Net cash provided by operating activities totaled $15.4 million for the three months ended September 30, 2015, compared to $9.4 million in the previous quarter. The increase in cash provided by operating activities was primarily due to decreased accounts receivable as a result of collection efforts.

Cash used in investing activities was $3.2 million for the three months ended September 30, 2015, compared to $1.8 million for the three months ended June 30, 2015. Capital expenditures during the three months ended September 30, 2015 amounted to $2.7 million, which is comprised of expenditures in the Company’s fluid logistics segment of approximately $2.0 million and $.7 million for the well servicing segment.

Cash used in financing activities for the three months ended September 30, 2015, was $1.8 million, which primarily consisted of principal payments on equipment notes, compared to $13.3 million in cash provided by financing activities in the previous quarter, which included proceeds drawn from the revolving credit facility.

The Company maintains its revolving credit facility with Regions Bank and other lenders. While this facility remains available for general corporate purposes, including financing capital expenditures if necessary, the intended use is primarily for financial stability in the current downturn.

Conference Call

The Company will host a conference call to discuss its third quarter results at 9:30 a.m. Eastern Time (8:30 a.m. Central) Thursday, November 12, 2015. To access the call, please dial 877-303-1298 and provide the Conference ID:74508202. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until November 25, 2015. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services is an independent oilfield services contractor that supports the drilling, completions and production activities of oil and gas companies. The Company operates primarily onshore throughout Texas, as well as in Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding market conditions and outlook and the acquisition and benefit of new capital assets. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; domestic spending in the oil and natural gas industry; the length and extent of the on-going industry downturn; the Company's ability to maintain or improve pricing for its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015, which will be submitted for filing on or about November 12, 2015 with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Ltd.
Selected Statement of Operations Data (unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September ,
	2015	2014	2015	2014
Revenues
Well servicing	$ 35,390	$ 73,940	$ 125,606	$ 213,389
Fluid logistics	20,167	40,526	77,094	124,163
Total revenues	55,557	114,466	202,700	337,552
Expenses
Well servicing	28,186	53,795	93,796	160,244
Fluid logistics	17,477	33,016	59,513	94,959
General and administrative	7,390	8,943	25,467	26,514
Depreciation and amortization	13,722	13,810	41,644	40,616
Total expenses	66,775	109,564	220,420	322,333
Operating income (loss)	(11,218)	4,902	(17,720)	15,219
Other income
Interest expense, net	(7,038)	(7,014)	(20,674)	(21,208)
Pre-tax loss	(18,256)	(2,112)	(38,394)	(5,989)
Income tax benefit	(4,746)	(569)	(11,702)	(1,659)
Net loss	(13,510)	(1,543)	(26,692)	(4,330)
Preferred shares dividends	(194)	(194)	(582)	(582)
Net loss attributable to common shareholders	$ (13,704)	$ (1,737)	$ (27,274)	$ (4,912)
Loss per share of common stock
Basic and diluted	$ (0.62)	$ (0.08)	$ (1.24)	$ (0.23)
Weighted average number of shares outstanding
Basic and diluted	22,156	21,799	22,024	21,718

Forbes Energy Services Ltd.
Selected Balance Sheet Data (unaudited)
(in thousands, except per share amounts)

	September 30,	December 31,
	2015	2014
Cash	$ 85,482	$ 34,918
Accounts receivable, net	36,075	83,644
Working capital	76,352	79,114
Other intangibles, net	20,147	22,292
Total assets	442,627	483,613
Total debt	303,248	297,891
Deferred tax liability	5,918	17,653
Shareholders' equity	87,207	113,889

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Working days	65	66	192	194

Rig hours	66,897	129,362	230,607	382,825

Truck hours	158,708	271,916	580,553	793,649

Forbes Energy Services Ltd.
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss from continuing operations	$(13,510)	$(1,543)	(26,692)	$(4,330)
Depreciation and amortization	13,722	13,810	41,644	40,616
Interest expense, net	7,038	7,014	20,674	21,208
Income tax benefit	(4,746)	(569)	(11,702)	(1,659)
Share-based compensation	149	832	778	2,812
Adjusted EBITDA from U. S. Operations	$2,653	$19,544	$24,702	$58,647